SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

(Amendment No. 1)

CAFEPRESS INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

12769A103

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

Page 1 of 15 Pages

CUSIP NO. 12769A103	Schedule 13G	Page 2 of 15

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL IX, L.P. (“SC IX”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 12769A103	Schedule 13G	Page 3 of 15

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL ENTREPRENEURS ANNEX FUND, L.P. (“ANNEX”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 12769A103	Schedule 13G	Page 4 of 15

1	NAME OF REPORTING PERSON SC IX.I MANAGEMENT, LLC (“SC IX.I LLC”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 12769A103	Schedule 13G	Page 5 of 15

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XI, L.P. (“SC XI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 12769A103	Schedule 13G	Page 6 of 15

1	NAME OF REPORTING PERSON SEQUOIA TECHNOLOGY PARTNERS XI, L.P. (“STP XI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 12769A103	Schedule 13G	Page 7 of 15

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XI PRINCIPALS FUND LLC (“SC XI PF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 12769A103	Schedule 13G	Page 8 of 15

1	NAME OF REPORTING PERSON SC XI MANAGEMENT, LLC (“SC XI LLC”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 12769A103	Schedule 13G	Page 9 of 15

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FRANCHISE FUND, L.P. (“SCFF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 12769A103	Schedule 13G	Page 10 of 15

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. (“SCFP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 12769A103	Schedule 13G	Page 11 of 15

1	NAME OF REPORTING PERSON SCFF MANAGEMENT, LLC (“SCFF LLC”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 12769A103	Schedule 13G	Page 12 of 15

ITEM 1.

(a)	Name of Issuer: CafePress Inc.

(b)	Address of Issuer’s Principal Executive Offices:

        6901 Riverport Drive

        Louisville, KY 40258

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital IX, L.P.

Sequoia Capital Entrepreneurs Annex Fund, L.P.

SC IX.I Management, LLC

Sequoia Capital XI, L.P.

Sequoia Technology Partners XI, L.P.

Sequoia Capital XI Principals Fund, LLC

SC XI Management, LLC

Sequoia Capital Franchise Fund, L.P.

Sequoia Capital Franchise Partners, L.P.

SCFF Management, LLC

SC IX.I LLC is the General Partner of SC IX and ANNEX. SC XI LLC is the General Partner of each of SC XI and STP XI, and the Managing Member of SC XI PF. SCFF LLC is the General Partner of SCFF and SCFP.

(b)	Address of Principal Business Office or, if none, Residence:

 2800 Sand Hill Road, Suite 101

 Menlo Park, CA 94025

(c)	Citizenship:

SC IX.I LLC, SC IX, ANNEX, SC XI LLC, SC XI, STP XI, SC XI PF, SCFF LLC, SCFF, SCFP: Delaware

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 12769A103

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP NO. 12769A103	Schedule 13G	Page 13 of 15

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☒

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP NO. 12769A103	Schedule 13G	Page 14 of 15

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2018

Sequoia Capital IX, L.P.

Sequoia Capital Entrepreneurs Annex Fund, L.P.

By:	SC IX.I Management, LLC
a Delaware Limited Liability Company General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC IX.I Management, LLC, a Delaware Limited Liability Company

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital XI, a Delaware Limited Partnership

Sequoia Technology Partners XI, a Delaware Limited Partnership

By:	SC XI Management, LLC
A Delaware Limited Liability Company General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital XI Principals Fund, a Delaware Multiple Series LLC

By:	SC XI Management, LLC
A Delaware Limited Liability Company Its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC XI Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 12769A103	Schedule 13G	Page 15 of 15

Sequoia Capital Franchise Fund, L.P.

Sequoia Capital Franchise Partners, L.P.

By:	SCFF Management, LLC
a Delaware Limited Liability Company General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SCFF Management, LLC, a Delaware Limited Liability Company

By:	/s/ Douglas Leone
Douglas Leone, Managing Member